SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	July 19, 2002

SEITEL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)
0-14488	76-0025431
(Commission File Number)	(IRS Employer Identification No.)

50 Briar Hollow Lane
7th Floor, West Bldg.
Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

(713) 881-8900
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events

     On July 19, 2002, Seitel, Inc. entered into a Standstill and Amendment Agreement with its Senior Noteholders, effective as of July 17, 2002, pursuant to which the Senior Noteholders have agreed to refrain from exercising any rights and remedies they may have against Seitel relating to existing disclosed defaults under the Senior Note Agreements until October 15, 2002. In exchange for this forbearance by the Senior Noteholders, Seitel agreed to certain covenants that require, among other things, that Seitel receive Noteholder approval to make certain investments or payments out of the ordinary course of business, incur additional debt, create liens or sell assets.

     The standstill agreement will terminate prior to October 15, 2002, among other things, in the event of a default by Seitel under the standstill agreement or any subsequent default under the existing Senior Note Agreements, a default in the payment of any non-excluded debt of $5,000,000 or more, in the event Seitel does not provide the Noteholders with an acceptable business plan by August 31, 2002, or in the event the closing and funding of the sale of certain DDD Energy assets does not occur by August 31, 2002. Negotiations towards a long-term modification of Seitel's Senior Note Agreements will continue during the standstill period.

     The foregoing description of the Standstill and Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the Standstill and Amendment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

     A copy of the press release announcing the execution of the Standstill and Amendment Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.
(c)	Exhibits.

	Exhibit 10.1	Standstill and Amendment Agreement, dated as of July 17, 2002, by and among Seitel, Inc., various of its subsidiaries parties thereto and those Senior Noteholders of Seitel, Inc. parties thereto.
	Exhibit 99.1	Press release of Seitel, Inc., dated July 19, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SEITEL, INC.

Date:	July 22, 2002	By:	/s/ Kevin Fiur

		Name:	Kevin Fiur
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit		Page

10.1	Standstill and Amendment Agreement, dated as of July 17, 2002, by and among Seitel, Inc., various of its subsidiaries parties thereto and those Senior Noteholders of Seitel, Inc. parties thereto.	5

99.1	Press Release of Seitel, Inc. dated July 19, 2002.	30